EXHIBIT 99.1

SUBJECT: DIMECO, INC. 2011 ANNUAL MEETING OF STOCKHOLDERS

Honesdale, Pennsylvania, May 2, 2011 – Dimeco, Inc. (the “Company), the parent holding company of The Dime Bank, Honesdale, Pennsylvania (the “Bank”), held its 2011 Annual Meeting of Stockholders on April 28, 2011. At the meeting Gary C. Beilman, Robert E. Genirs and Thomas A. Peifer were reelected as directors each for a three-year term. Stockholders also ratified the appointment of S. R. Snodgrass, A.C. as the Company’s independent auditors for the fiscal year ending December 31, 2011. The Company’s stock is traded on the over-the-counter (“OTC”) bulletin board under the symbol “DIMC.”

Financial highlights for the year 2010 were presented by Chief Financial Officer Maureen H. Beilman.  Ms. Beilman reported that the Company continued to grow in total assets in 2010, albeit at a slower pace than in previous years due to the economy continuing its slow transition out of the Great Recession. At the end of the year, loans comprised the greatest portion of total assets at 78%, investments comprised 15% at nearly $80 million, with the remainder in other assets. The Company’s funding composition has remained steady over time with the primary source of funds coming from interest-bearing deposits.  At December 31, 2010, total deposits were $454 million, an increase of 2.2% over balances a year earlier.  Once again, in 2010, capital increased with the Company realizing growth of 7.6% in stockholder’s equity.

Ms. Beilman continued, stating that the Company was able to increase net income in 2010 in spite of the economic challenges our world is experiencing.  With added concentration on areas of strength, and a diligent effort to manage less robust areas of the business, the Company recognized $5.2 million in Net Income, a growth of 17.2% for 2010 as compared to 2009.  The Company’s efficiency ratio was 58% for 2010, showing that operating expenses were managed effectively.  Ms. Beilman concluded her report with a chart of peer comparisons, and a discussion on the 2010 dividend amount which was maintained at the same amount as 2009.

The program was then turned over to Senior Vice President and Senior Lending Officer Peter Bochnovich, who presented loan highlights for the year. Mr. Bochnovich stated that commercial loans continue to drive the portfolio, representing approximately 76% of the total loan portfolio of $425 million. Residential mortgages make up 21% of the portfolio, with consumer loans of 3% as the remainder. The volume of residential mortgage originations in 2010 was still high, due primarily to the continuation of low interest rates. Consumer loan demand remained weak during this difficult economy, a situation that permeates much of the industry.  Bochnovich then reported on loan delinquency and non-accrual levels.  He noted that current levels of both reflect the state of our economy which has produced lower cash flows for many businesses and high employment for numerous consumers   He continued by stating that management is constantly monitoring delinquent loans and has increased collection activities including increased communication with borrowers.

A comparison against peer banks showed the Company to be in a very favorable position for the ratio of allowance for loan loss/total loans which stood at 1.82% at year end.  Charge offs to average loans was also favorable at .06% compared to the peer ratio of .99%. Mr. Bochnovich closed by stating his pleasure to report that even during these difficult economic times the Company was able to continue to grow many strong relationships and foster several new ones.

The floor was then handed to President and Chief Executive Officer Gary C. Beilman, who reviewed economic highlights over the past few years, and a look at the major banking industry issues of today. He then presented a review of the year 2010 from a national perspective, pointing out that the economy has started its recovery, firms and households are making progress in paying down debt, the financial markets stabilized and firms began to hire.  Mr. Beilman continued his report with a look at the Company’s 2010 performance versus 2009.  Among the highlights he focused on were net income which increased by over 17%, a dividend yield of 3.99%, a book value increase of 5.0% and an increase in return on average assets and average equity ratios.

Mr. Beilman then discussed a Value Chain Analysis which showed the Company positioned favorably against 41 peer financial institutions.  The comparison highlighted the Company’s performance as better than peer in the categories of cost of funds, net interest margin, noninterest income, charge-offs to average loans, noninterest expense and return on assets. He then reviewed the market share numbers as reflected in the FDIC’s annual report on deposits for banks. The report shows that the Company continues to hold the largest market share of deposits in Wayne and Pike Counties, PA combined, a position the bank has held each year since 2007.

Mr. Beilman continued his report with a discussion of first quarter 2011 performance highlights and economic forecasts for the upcoming year. He stated that the Company is resolved to remain engaged, involved and proactive, as a community bank should be. The institution’s resolve is to continue to work with deposit, loan, and investment customers, continue to grow, and continue to enhance shareholder value. In conclusion, Mr. Beilman thanked all shareholders, the directors and staff, our customers, and the community at large.  A question and answer period was held, and at the conclusion of business, the session was adjourned, and light refreshments were served.

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc. (NASDAQ “DIMC”), serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York.  The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services.  For more information on The Dime Bank, visit www.thedimebank.com.